Exhibit 3.11
AMENDMENT
The Bylaws of ALA Design, Inc. are hereby amended as follows, effective as of June 7, 2004:
Article III, Section 2 shall be amended by changing Section 2 thereof so that, as amended, said section shall be read as follows:
“Section 2: NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of directors shall be seven (7)...